FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Carolyn Shaw, Senior Vice President, Risk Manager and Financial Accounting Officer
Intermountain Community Bancorp
	(509) 944-3888	carolyn.shaw@intermountainbank.com

Intermountain Community Bancorp Reports Third Quarter 2011 Results

Sandpoint, Idaho, October 28, 2011 - Intermountain Community Bancorp (OTCBB - IMCB), the holding company for Panhandle State Bank, reported third quarter results that reflected a stable net interest margin, decreased loan loss provision and continued improvements in credit quality. The net loss applicable to common shareholders for the third quarter totaled $1.2 million, or $0.14 per common share, compared to a net loss applicable to common shareholders of $1.1 million, or $0.13 per common share in the second quarter of 2011, and a net loss of $24.7 million, or $2.95 per common share in the third quarter of 2010. Before dividends on preferred stock outstanding, the Company's net loss was $760,000 for the third quarter of 2011, compared to a net loss of $605,000 in the second quarter of 2011, and a net loss of $24.3 million in the third quarter of 2010.

The slightly increased loss reported in this quarter primarily reflects lower non-interest income, which is a result of the implementation of new regulatory guidance. This loss was offset by a decrease in the loan loss provision. In the third quarter of 2010, the Company wrote off $11.7 million in goodwill and established a $7.4 million allowance against its deferred tax assets, expenses which were not repeated in the third quarter of 2011. In addition, the Company recorded a lower loan loss provision and operating expenses in the most recent quarter compared to the prior year.

For the first nine months of 2011, Intermountain recorded a net loss applicable to common shareholders of $2.7 million, or $0.32 per share, a significant improvement over the net loss applicable to common shareholders of $32.4 million, or $3.86 per share recorded during the first nine months of 2010.

"Third quarter results were consistent with the two prior quarters and are on target with expectations in this difficult economic cycle,” said Chief Executive Officer Curt Hecker. “We continued to make challenging, proactive credit and expense reduction decisions in the third quarter to strengthen the Bank, and position it for future opportunity in our markets,” he added.

Third Quarter 2011 Highlights (at or for the period ended September 30, 2011, compared to September 30, 2010, or June 30, 2011)

▪	Net interest margin remained steady at 4.14% in the quarter ended September 30, 2011, compared to 4.14% in the second quarter of 2011 ("the sequential quarter") and 3.85% in the third quarter of 2010.

▪	Low cost transaction deposits increased by $21.8 million or 4.5% over the sequential quarter, largely as a result of increases in non-interest bearing demand deposit accounts.

▪
Transaction deposits now comprise 67.2% of total deposits, compared to 63.5% a year ago, as the Company continues to phase out higher cost funding instruments, such as wholesale, single-service and collateralized certificates of deposit.

▪
Intermountain's cost of deposits remained steady at 0.62% as compared to the prior quarter and down from 0.93% one year ago, even after taking a $107,000 charge for restructuring $37 million in CDs at a substantially lower rate during the quarter.

▪
Nonperforming assets (NPAs) at September 30, 2011 decreased by $843,000, or 4.5% from the end of the second quarter and by $5.1 million, or 22.3% from September 30, 2010. At 1.91% of total assets versus 1.93% in the sequential quarter and 2.30% at September 30, 2010, the Company's NPA/Total Asset ratio continues to trend down and be relatively low compared to peer group averages.

▪
The provision for loan losses for the three months ended September 30, 2011 was $2.2 million compared to $2.7 million in the previous quarter and $10.1 million for the quarter ended September 30, 2010. The provision for loan losses for the nine months ended September 30, 2011 dropped by $15.2 million to $6.6 million compared to the nine months ended September 30, 2010. The decrease in the provision from the previous quarter and year reflected continued stabilization of portfolio credit quality.

▪
Reserves for potential loan losses stood at $14.4 million, or 2.66% of total loans, compared to $13.7 million, or 2.44% of total loans in the sequential quarter and $14.3 million, or 2.36% of total loans at the end of September 2010. The loan loss allowance to non-performing loans coverage ratio improved to 139.1% from 127.5% at the end of the sequential quarter and 87.6% at September 30, 2010.

▪	Loan delinquencies (30 days past due and over) have trended down to 0.30% of total loans compared to 0.32% in the second quarter of 2011 and 0.69% in the third quarter of 2010.

▪
Capital ratios improved slightly during the third quarter. The Company's estimated Tier 1 Leverage and Total Risk Based Capital ratios were 7.1% and 11.7% in the third quarter, respectively, as compared to 7.0% and 11.4% in the second quarter, and 6.8% and 11.0% in September 2010.

▪	Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, loan-to-deposit ratios and the availability of alternative funding sources.

Asset Quality

Nonperforming loans totaled $10.3 million at September 30, 2011, down from $10.7 million at the end of June, and from $16.4 mi1lion at the end of the same period last year. The allowance for loan loss coverage of non-performing loans totaled 139.1% in the third quarter, up from 127.5% in the second quarter and 87.6% at September 30, 2010.

Total nonperforming assets (NPAs) were $17.7 million at quarter end, down from $18.6 million at June 30,

2011, and down from $22.8 million at September 30, 2010. At quarter end, the ratio of NPAs to total assets was 1.91% versus 1.93% at June 30, 2011 and 2.30% at September 30, 2010. At 0.30%, loan delinquencies (30 days or more past due) were down from 0.32% in the prior quarter and down from the 0.69% rate experienced a year ago.

Classified loans totaled $58.0 million at quarter end, compared to $58.7 million for the sequential quarter and $62.4 million a year ago. Classified loans are loans in which the Bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPAs BY TYPE AND LOCATION
September 30, 2011	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
(Dollars in thousands)
Commercial loans	$3,031	$361	$284	$28	$25	$3,729	21.0%
Commercial real estate	2,360	22	531	117	1,282	4,312	24.4%
Commercial construction	45	—	—	—	—	45	0.3%
Land and land development	8,030	35	256	133	18	8,472	47.8%
Agriculture	—	—	66	68	270	404	2.3%
Multifamily	—	—	—	—	—	—	—%
Residential real estate	329	—	80	76	116	601	3.4%
Residential construction	18	—	—	—	—	18	0.1%
Consumer	97	4	—	5	20	126	0.7%
Total	$13,910	$422	$1,217	$427	$1,731	$17,707	100.0%

Percent of total NPA	78.5%	2.4%	6.9%	2.4%	9.8%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	9/30/2011	% of total	6/30/2011	% of total	9/30/2010	% of total
Commercial loans	$3,729	21.0%	$4,400	23.7%	$4,394	19.2%
Commercial real estate	4,312	24.4%	3,440	18.5%	4,882	21.4%
Commercial construction	45	0.3%	45	0.2%	1,662	7.3%
Land and land development	8,472	47.8%	8,547	46.1%	7,266	31.9%
Agriculture	404	2.3%	380	2.1%	934	4.1%
Multifamily	—	—%	—	—%	112	0.5%
Residential real estate	601	3.4%	1,344	7.3%	3,524	15.5%
Residential construction	18	0.1%	20	0.1%	2	—%
Consumer	126	0.7%	374	2.0%	12	0.1%
Total NPA	$17,707	100.0%	$18,550	100.0%	$22,788	100.0%

NPAs trended down from both last year and the second quarter, and one large OREO property comprises $5.7 million or 32.4% of the remaining total. "Continued decreases in NPA levels reflect our aggressive focus on reducing credit risk for the past several years,” noted Hecker. “While uncertain economic conditions continue to challenge borrowers, our overall credit risk profile is substantially lower.”

At $7.4 million, OREO balances decreased by $400,000 from June 30, 2011, as the Company continued to liquidate its OREO properties. The Company sold 10 properties totaling $734,000 in the third quarter, had net valuation adjustments of $503,000 and added 6 properties totaling $797,000. For the first nine months of 2011, the Company sold 49 properties totaling $5.1 million, wrote off $829,000 and added 24 properties totaling $8.9 million for the nine months ended September 30, 2011. The dollar additions for nine-month periods primarily reflect the addition of a larger land development property totaling $5.9 million. A total of 22 properties remained in the OREO portfolio at quarter end, consisting of $6.2 million in construction and land development properties, $967,000 in commercial real estate properties, and $207,000 in residential real estate.

Assets and Loan Portfolio Summary

Assets totaled $926.5 million at September 30, 2011, down from $960.7 million at June 30, 2011, and from $991.2 million at September 30, 2010. Net loans receivable of $525.5 million at September 30, 2011 decreased $22.7 million, or 4.1% from the sequential quarter and were down $67.1 million, or 11.3% year-over-year. The decreases over the second quarter primarily reflect planned decreases in land and land development loans and reductions in commercial borrowers' operating line balances. Since September 30, 2010, land development and commercial construction loans have decreased by $29.1 million, or 32.4%, as a result of management's ongoing efforts to reduce these higher-risk assets. Year-over-year reductions during the last twelve months in most other portfolio categories continue to reflect the difficult economic climate, along with higher payments and reduced loan demand from cautious borrowers. Reductions in the agricultural portfolio reflect very strong market conditions within the industry, resulting in high profit levels, higher cash levels and lower borrowing needs. “National economic conditions continued to dampen lending activity in the third quarter and will likely do so for the foreseeable future,” said Hecker. “That said, we do see targeted opportunities in our markets for loan production, including agribusiness, health care, assisted living and multi-family sectors, export-driven manufacturing, technology and professional services companies, and more generally, strong commercial borrowers seeking to take advantage of current market conditions to buy or build owner-occupied properties.”

LOANS BY CATEGORIES
(Dollars in thousands)	9/30/2011	% of total	6/30/2011	% of total	9/30/2010	% of total
Commercial loans	$114,616	21.2%	$123,566	22.0%	$132,608	21.8%
Commercial real estate	169,189	31.3%	172,701	30.7%	175,993	29.0%
Commercial construction	17,153	3.2%	17,694	3.2%	22,051	3.6%
Land and land development	43,603	8.1%	49,197	8.8%	67,846	11.2%
Agriculture	82,879	15.4%	85,296	15.2%	93,786	15.5%
Multifamily	26,902	5.0%	27,112	4.8%	27,048	4.5%
Residential real estate	62,152	11.5%	62,016	11.0%	62,482	10.3%
Residential construction	2,974	0.6%	4,291	0.8%	4,994	0.8%
Consumer	12,157	2.3%	12,535	2.2%	14,810	2.4%
Municipal	8,085	1.4%	7,360	1.3%	5,298	0.9%
Total loans receivable	539,710	100.0%	561,768	100.0%	606,916	100.0%
Allowance for losses on loans	(14,367)		(13,687)		(14,334)
Net deferred origination fees	135		114		16
Loans receivable, net	$525,478		$548,195		$592,598

LOAN PORTFOLIO BY LOCATION
September 30, 2011
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$77,502	$7,589	$8,395	$18,920	$2,210	$114,616	21.2%
Commercial real estate	113,969	12,078	16,260	16,243	10,639	169,189	31.3%
Commercial construction	6,037	3,138	7,869	—	109	17,153	3.2%
Land and land development	32,440	3,198	5,334	1,229	1,402	43,603	8.1%
Agriculture	1,363	5,747	16,537	57,331	1,901	82,879	15.4%
Multifamily	17,781	—	698	—	8,423	26,902	5.0%
Residential real estate	42,672	5,081	3,425	7,856	3,118	62,152	11.5%
Residential construction	2,916	—	—	58	—	2,974	0.6%
Consumer	6,903	1,201	1,118	2,481	454	12,157	2.3%
Municipal	6,597	1,488	—	—	—	8,085	1.4%
Total	$308,180	$39,520	$59,636	$104,118	$28,256	$539,710	100.0%
Percent of total loans in geographic area	57.1%	7.3%	11.0%	19.3%	5.3%	100.0%

Deposit, Investment Portfolio and Equity Summary

Deposits totaled $750.0 million at September 30, 2011, up from $736.0 million at June 30, 2011 and down from $788.5 million at September 30, 2010. The increase over second quarter was comprised largely of an increase in non interest bearing demand deposit accounts, with smaller increases in NOW and money market balances. Transaction deposits now represent 67.2% of total deposits, up from 65.5% at June 30, 2011 and 63.5% at September 30, 2010. Jumbo, brokered and collateralized deposits continued to decline, both in absolute terms and as a percent of the overall portfolio, reflecting the ongoing strategy to build lower cost core deposits.

DEPOSITS
(Dollars in thousands)	9/30/2011	% of total	6/30/2011	% of total	9/30/2010	% of total
Non-interest bearing demand accounts	$183,160	24.4%	$166,261	22.7%	$163,597	20.8%
NOW & Money market accounts	320,934	42.8%	315,986	42.9%	337,523	42.8%
Savings & IRA accounts	73,986	9.9%	75,024	10.2%	75,772	9.6%
Certificates of deposit (CDs)	64,565	8.6%	68,053	9.2%	80,779	10.2%
Jumbo CDs	62,394	8.3%	65,758	8.9%	77,600	9.8%
Brokered CDs	37,000	4.9%	36,899	5.0%	40,899	5.2%
CDARS CDs to local customers	7,946	1.1%	8,048	1.1%	12,334	1.6%
Total Deposits	$749,985	100.0%	$736,029	100.0%	$788,504	100.0%

Available-for-sale investments totaled $193.2 million at September 30, 2011, a decrease of 8.0% from June 30, 2011. The decrease reflects partial paydowns on existing mortgage backed securities, and limited sales and call activity during the quarter. “We anticipate conservative re-deployment of funds into investment securities over the next few quarters to enhance returns over current cash holdings,” said Doug Wright, Chief Financial Officer.

Stockholders' equity totaled $60.6 million at September 30, 2011, compared to $60.4 million at June 30, 2011, and $60.3 million at September 30, 2010. Tangible book value per common share totaled $4.08 compared to $4.07 in the second quarter 2011 and $4.08 at September 30, 2010. Tangible stockholders' equity to tangible assets was 3.70% compared to 3.56% at June 30, 2011 and 3.46% at the end of the third quarter 2010.

Income Statement Summary

The net loss applicable to common shareholders for the third quarter totaled $1.2 million, or $0.14 per common share, compared to net loss applicable to common shareholders of $1.1 million, or $0.13 per common share in the second quarter of 2011, and a net loss applicable to common shareholders of $24.7 million, or $2.95 per common share in the third quarter of 2010. Before dividends on preferred stock outstanding, the Company's net loss was $760,000 for the third quarter of 2011, compared to a net loss of $605,000 in the second quarter of 2011, and a net loss of $24.3 million in the third quarter of 2010.

Third quarter 2011 net interest income before provision totaled $8.8 million, down from $9.0 million in the second quarter 2011, and down from $9.0 million in the third quarter last year. The slight decrease from prior periods reflects lower loan balances and a $107,000 charge in interest expense to restructure $37 million in CDs during the quarter, a move that will save the Company approximately $380,000 in annualized interest expense going forward.

Net interest margin remained static at 4.14% for the third quarter, compared to the sequential quarter, and increased from 3.85% for the same period last year. The increase in margin from a year ago reflects a substantial decrease in the Bank's interest cost on deposits, which is now at 0.62% versus 0.93% in the third quarter of 2010. The yield on earning assets remained stable, at 4.99%, up from 4.97% in June and down slightly from 5.00% at September 30 last year, as slightly lower loan yields were offset by deployment of cash assets into higher yielding investments. The continued reduction in the cost of deposits and interest-bearing liabilities reflects ongoing efforts to reduce non-core deposits and re-price the remaining liabilities down. “Amid a very challenging and compressed rate market, we continue to work diligently to preserve loan yields by combining strong relationship banking with informed decision-making, while we take advantage of opportunities to re-deploy cash assets and reduce deposit and borrowing costs to protect our margin,” noted Wright.

Intermountain recorded a $2.2 million provision for loan losses in the third quarter, down from $2.7 million in the sequential quarter and down from $10.1 million in the same period a year ago. For the third quarter, net charge-offs (NCOs) were $1.6 million compared to $1.5 million in the prior quarter and $9.5 million in the third quarter of 2010.

Other income in the third quarter was $2.5 million, down from $2.7 million in the sequential quarter and $2.8 million in the same period a year ago. The decreases largely reflect lower overdraft fee income as a result of new regulatory guidelines in place at the beginning of the quarter. Other income, including trust and investment service fees, improved from the second quarter and offset lower loan-related income. The Company recorded an $81,000 other-than-temporary impairment (OTTI) credit loss in the third quarter of 2011. The Company did not record an OTTI credit loss in the second quarter of 2011 or third quarter of 2010.

Operating expenses for the third quarter of 2011 totaled $9.8 million, up $200,000 from the second quarter of 2011 and down $12.1 million from the third quarter last year. Excluding the $11.7 million goodwill impairment charge taken in the third quarter of 2010, operating expenses decreased $444,000 in the third quarter of 2011 as compared to the same period one year ago. Continued staffing adjustments led to reductions of $108,000 and $163,000 over the sequential quarter and same quarter last year in compensation and benefit expense. Most other expense categories were also down from the two prior periods, reflecting the Company's ongoing cost reduction efforts. Third quarter expense totals include $602,000 in non-recurring restructuring charges. Hecker states, “Difficult reduction efforts that we completed in the third quarter will result in additional substantial cost savings in future periods as we continue to adjust to a new economic climate.”

Expenses related to OREO increased to $735,000 in the third quarter, as the Company liquidated a substantial portion of its remaining properties by direct sale or auction in order to reduce ongoing carrying costs and valuation risk.

The Company did not record a tax provision or benefit for the third quarter. The net deferred tax asset was reduced by $800,000 from June 30, 2011, primarily due to the increase in the unrealized gain on investment securities, after tax. The Company has an $8.8 million valuation allowance, which reduces the net deferred tax asset to $13.0 million.

Planned Capital Raise

On September 22, 2011, the Company announced that two of the investors participating in the previously announced private capital placement had terminated their securities purchase agreements to purchase a portion of a planned $70 million private raise. The investors exercised their right to terminate the agreements because the closing did not occur by August 31, 2011. Currently the Company is working with its placement agent and prospective investors to complete a capital raise as soon as possible.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011; any failure to complete a capital raise of sufficient size to address the Company's capital needs; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$84,599	$77,724	$92,355
Non-interest bearing and vault	13,483	13,571	13,378
Restricted cash	2,975	2,832	3,523
Loans receivable, net	525,478	548,195	592,598
Loans held for sale	2,352	1,615	3,067
Investments and asset-backed securities (“ABS”) available for sale	193,209	210,064	176,065
Investments and ABS held to maturity	21,670	22,154	22,234
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	38,309	38,982	40,882
Accrued interest receivable	4,052	4,183	4,640
Other intangible assets, net	218	249	342
Bank-owned life insurance	9,034	8,946	8,674
Other real estate owned	7,378	7,818	6,424
Prepaid expenses and other assets	21,456	22,037	24,723
Total assets	$926,523	$960,680	$991,215

LIABILITIES
Deposits	$749,985	$736,029	$788,504
Advances from Federal Home Loan Bank	29,000	34,000	34,000
Repurchase agreements	57,122	99,687	80,756
Other borrowings	16,527	16,527	16,527
Cashier checks issued and payable	404	520	571
Accrued interest payable	1,575	1,484	1,294
Accrued expenses and other liabilities	11,327	11,990	9,261
Total liabilities	865,940	900,237	930,913

STOCKHOLDERS' EQUITY
Common stock	78,868	78,822	78,722
Preferred stock	26,059	25,969	25,709
Accumulated other comprehensive gain (loss) (1)	2,383	1,162	(1,178)
Accumulated deficit	(46,727)	(45,510)	(42,951)
Total stockholders' equity	60,583	60,443	60,302
Total liabilities and stockholders' equity	$926,523	$960,680	$991,215

Book value per common share, excluding preferred stock	$4.11	$4.10	$4.12
Tangible book value per common share, excluding preferred stock (2)	$4.08	$4.07	$4.08
Shares outstanding at end of period	8,409,840	8,409,840	8,390,877
Stockholders' Equity to Total Assets	6.54%	6.29%	6.08%
Tangible Stockholders' Equity to Tangible Assets (3)	6.52%	6.27%	6.05%
Tangible Common Equity to Tangible Assets	3.70%	3.56%	3.46%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$8,224	$8,432	$9,563
Investments	2,385	2,358	2,174
Total interest income	10,609	10,790	11,737

Interest expense:
Deposits	1,158	1,134	1,862
Borrowings	643	671	849
Total interest expense	1,801	1,805	2,711

Net interest income	8,808	8,985	9,026

Provision for losses on loans	(2,239)	(2,712)	(10,058)
Net interest income after provision for losses on loans	6,569	6,273	(1,032)

Other income (expense):
Fees and service charges	1,692	1,863	1,898
Loan related fee income	524	545	642
Net gain on sale of securities	12	—	206
Other-than-temporary impairment on investments	(81)	—	(349)
Bank-owned life insurance	88	91	92
Other income	248	234	328
Total other income, net	2,483	2,733	2,817

Operating expenses:
Salaries and employee benefits	4,779	4,887	4,942
Occupancy expense	1,685	1,708	1,853
FDIC assessment	317	331	502
OREO operations	735	150	562
Goodwill impairment	—	—	11,662
Other expenses	2,296	2,535	2,397
Total operating expenses	9,812	9,611	21,918

Loss before income tax benefit	(760)	(605)	(20,133)
Income tax benefit	—	—	(4,169)

Net loss	(760)	(605)	(24,302)

Preferred stock dividend	457	448	432

Net loss applicable to common stockholders	$(1,217)	$(1,053)	$(24,734)

Loss per share - basic	$(0.14)	$(0.13)	$(2.95)
Loss per share - diluted	$(0.14)	$(0.13)	$(2.95)

Weighted-average common shares outstanding - basic	8,409,840	8,409,786	8,390,877
Weighted-average common shares outstanding - diluted	8,409,840	8,409,786	8,390,877

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$24,990	$29,026
Investments	6,897	5,926
Total interest income	31,887	34,952

Interest expense:
Deposits	3,540	6,303
Borrowings	1,843	2,444
Total interest expense	5,383	8,747

Net interest income	26,504	26,205

Provision for losses on loans	(6,584)	(21,780)
Net interest income after provision for losses on loans	19,920	4,425

Other income (expense):
Fees and service charges	5,226	5,733
Loan related fee income	1,644	1,934
Net gain (loss) on sale of securities	12	349
Other-than-temporary impairment on investments	(81)	(605)
Bank-owned life insurance	269	277
Other income	810	650
Total other income, net	7,880	8,338

Operating expenses:
Salaries and employee benefits	14,612	15,862
Occupancy expense	5,181	5,470
FDIC assessment	1,093	1,442
OREO operations	1,361	2,971
Goodwill impairment	—	11,662
Other expenses	6,917	7,347
Total operating expenses	29,164	44,754

Loss before income tax benefit	(1,364)	(31,991)
Income tax benefit	—	882

Net loss	(1,364)	(31,109)

Preferred stock dividend	1,348	1,279

Net loss applicable to common stockholders	$(2,712)	$(32,388)

Loss per share - basic	$(0.32)	$(3.86)
Loss per share - diluted	$(0.32)	$(3.86)

Weighted-average common shares outstanding - basic	8,405,422	8,383,841
Weighted-average common shares outstanding - diluted	8,405,422	8,383,841

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Interest Spread:
Yield on Loan Portfolio	5.91%	6.01%	6.04%	5.98%	6.02%
Yield on Investments & Cash	3.25%	3.08%	2.85%	2.90%	2.64%
Yield on Interest-Earning Assets	4.99%	4.97%	5.00%	4.87%	4.95%

Cost of Deposits	0.62%	0.62%	0.93%	0.63%	1.04%
Cost of Advances	2.12%	2.10%	2.52%	2.11%	2.55%
Cost of Borrowings	2.14%	1.74%	2.08%	1.67%	1.94%
Cost of Interest-Bearing Liabilities	0.83%	0.82%	1.13%	0.81%	1.21%

Net Interest Spread	4.16%	4.16%	3.87%	4.06%	3.74%

Net Interest Margin	4.14%	4.14%	3.85%	4.04%	3.71%

Performance Ratios:
Return on Average Assets	-0.32%	-0.25%	-9.37%	-0.19%	-3.95%
Return on Average Common Stockholders' Equity	-14.00%	-12.48%	-212.06%	-10.68%	-80.64%
Return on Average Common Tangible Equity (1)	-14.09%	-12.57%	-244.80%	-10.76%	-97.18%
Operating Efficiency	86.90%	82.02%	86.60%	84.82%	95.80%
Noninterest Expense to Average Assets	4.13%	3.97%	8.45%	4.03%	5.68%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (Annual)	1.2%	1.1%	6.1%
Loan Loss Allowance to Total Loans	2.66%	2.44%	2.36%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$532
Nonaccrual Loans	10,329	10,732	15,832
Total Nonperforming Loans	10,329	10,732	16,364
OREO	7,378	7,818	6,424
Total Nonperforming Assets (“NPA”)	$17,707	$18,550	$22,788

NPA to Total Assets	1.91%	1.93%	2.30%
NPA to Net Loans Receivable	3.37%	3.38%	3.85%
NPA to Estimated Risk Based Capital	22.29%	23.14%	27.75%
NPA to Tangible Equity + Allowance for Loan Loss	23.69%	25.11%	30.67%
Loan Delinquency Ratio (30 days and over)	0.30%	0.32%	0.69%

Regulatory Capital (estimated)
Total capital (to risk-weighted assets):
The Company	11.68%	11.39%	11.02%
Panhandle State Bank	12.66%	12.22%	11.52%
Tier 1 capital (to risk-weighted assets):
The Company	10.42%	10.13%	9.76%
Panhandle State Bank	11.40%	10.96%	10.26%
Tier 1 capital (to average assets):
The Company	7.07%	6.97%	6.78%
Panhandle State Bank	7.74%	7.54%	7.14%